Exhibit 99.1

Investors
Louis Alterman
404-748-7650
678-472-3252 (mobile)
altermanlo@corp.earthlink.net

Media
Michele Sadwick
404-748-7255
404-769-8421 (mobile)
sadwick@corp.earthlink.net

EarthLink Announced Departure of Nathaniel A. Davis from Board of Directors

ATLANTA — October 26, 2011 - EarthLink, Inc. (NASDAQ: ELNK), a leading IP infrastructure and services company, today announced that Nathaniel A. Davis has resigned from the Company’s Board of Directors to pursue other business opportunities.  Following his departure, the EarthLink Board of Directors will be comprised of seven members, six of whom are independent.

EarthLink Chief Executive Officer and Chairman Rolla P. Huff commented, “We are grateful to Nate for his service to our company.  Nate’s advice and industry insight have proven to be helpful to me and the Board. We wish him well in his future endeavors.”

Davis added, “It has been a privilege to serve on this Board of Directors. EarthLink is a dynamic company and I have enjoyed working closely with my fellow directors, Rolla and the entire senior management team.  However, I am exploring other business opportunities and the time is right to step down from the Board.”

Davis is managing director of RANND Advisory Group, a business consulting group that advises financial investors, telecommunications, media, and software related firms, and serves as a director of K12 Inc., an online educational services provider, and RLJ Lodging Trust, a hotel and lodging real estate investment trust.

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading provider of Internet Protocol (IP) infrastructure and services to medium-sized and large businesses, enterprise organizations, and over 1.5 million residential customers across the United States. The company has been providing Internet access and communications services for decades and has earned an award-winning reputation for both outstanding customer service and product innovation.  For consumers, EarthLink is a leading Internet Service Provider connecting people to the power and possibilities of the Internet.   EarthLink Business™ provides voice, data, mobile and equipment services over a Southeast fiber network and MPLS-based services nationwide. For more information visit EarthLink’s website www.earthlink.net.